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                                                                     Exhibit 99

                             FOR:           CAMERON ASHLEY BUILDING PRODUCTS,
                                            INC.

                             APPROVED BY:   F. Dixon McElwee
                                            Chief Financial Officer
                                            (214) 860-5100
FOR IMMEDIATE RELEASE
                             CONTACT:       Morgen-Walke Associates
                                            June Filingeri/Jonathan Schaffer
                                            Media contact: Leslie Feldman
                                            (212) 850-5600
                                            Ken Pieper (972) 663-9390


                       CAMERON ASHLEY BUILDING PRODUCTS ADOPTS
                             SHAREHOLDER PROTECTION PLAN


    DALLAS, Texas, August 25, 1997--Cameron Ashley Building Products, Inc. (Nasdaq: CABP) today announced that it has adopted a shareholder protection plan designed to assure that all Cameron Ashley shareholders receive fair and equal treatment in the event of any takeover attempt. The Company's Board of Directors has declared a dividend distribution of one preferred stock purchase right for each outstanding share of Cameron Ashley's common stock. Each right will entitle shareholders to buy one ten-thousandth of a share of the Company's Series A Preferred Stock for each share of the Company's common stock held at a price of $72. The rights will be exercisable only if a person or group of affiliated or associated persons acquires, or has announced the intent to acquire, 15% or more of the Company's common stock.

    The rights will provide for protection against self-dealing transactions by a controlling shareholder. In case of acquisition through a merger or other business combination, the rights will entitle holders to purchase a number of the acquiring company's common shares having the market value at that time of twice the rights exercise price.

    In the event of the acquisition or the announcement of the intention to acquire 15% or more of the Company's common stock, rights holders may, upon exercise, receive the Company's common shares having a market value of two times the exercise price of the rights. Under similar circumstances, the Board of Directors may exchange each right for shares of the Company's common stock at an exchange ratio of one half the number of shares of common stock (or in certain circumstances preferred stock) for which a right is exercisable immediately prior to the time of the Company's decision to exchange the rights. The Company is entitled to redeem the rights in whole, but not in part, at a price of $0.001 per right at any time prior to the acquisition of 15% or more of the Company's common stock.


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    "The rights issued under this plan are intended to enable all Cameron
Ashley shareholders to realize the long-term value of their investment in the Company," said Robert R. Ross, Chairman and Chief Executive Officer. "Although the rights do not prevent a takeover, they should encourage anyone seeking to acquire Cameron Ashley to negotiate with the Board prior to attempting such an action. The rights also guard against partial tender offers and other abusive tactics. This plan has not been adopted in response to any known attempt to gain control of Cameron Ashley."

    The dividend distribution will be made to shareholders of record on September 10, 1997. The rights will be evidenced by and transferred with the Company's common stock certificates until such time as the acquisition of, or the announcement of the intention to acquire, 15% or more of the Company's common stock. If either event were to occur, separate rights certificates would be mailed to shareholders as soon as practicable.

    Cameron Ashley Building Products, Inc. is a distributor of a broad line of building products that are used principally in home improvement, remodeling and repair work and in new residential construction. The Company distributes its products to independent building material dealers, professional builders, large contractors and mass merchandisers through a network of 142 branches located throughout the United States and Canada. Product lines include roofing, millwork, pool and patio enclosure materials, insulation, siding, steel products, industrial metals and a variety of other building materials.

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